October 22, 2010

Celeste M. Murphy, Legal Branch Chief
Ajay Koduri, Staff Attorney
Bob Littlepage, Accountant Branch Chief
Joe Cascarano, Staff Accountant
Division of Corporate Finance
Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549-7010

Re:	China Mass Media Corp. Form 20-F for Fiscal Year Ended December 31, 2009 File No. 001-34132

Dear Mr. Murphy, Mr. Koduri, Mr. Littlepage and Mr. Cascarano:

I refer to your letter to Mr. Shengcheng Wang, dated October 8, 2010, relating to China Mass Media Corp.’s annual report on Form 20-F for the fiscal year ended December 31, 2009, filed with the U.S. Securities and Exchange Commission on August 31, 2010.

In order to fully prepare the answers to the issues raised in your letter, we respectfully request an extension of the deadline to October 29, 2010 to respond to your letter.

Please do not hesitate to contact me if you have additional questions or require additional information.

Very truly yours, /s/ Eric Wang Lam Cheung Name: Eric Wang Lam Cheung Title: Chief Financial Officer